CONFIDENTIAL SEPARATION AGREEMENT, WAIVER AND RELEASE

        This SEPARATION AGREEMENT, WAIVER AND RELEASE (“Separation Agreement”) is between MOD-PAC CORP., a New York corporation (“Employer”), and Larry Kessler (“Executive”).

        WHEREAS, Executive and Employer wish to clarify and amend their respective rights and obligations arising from the separation of Executive;

        NOW, THEREFORE, in consideration of the mutual promises, benefits and covenants herein contained, Employer and Executive hereby agree as follows:

        1.    Employment Separation.  Executive herewith resigns as an officer and director of Employer and its subsidiaries and is separated from employment with Employer effective August 30, 2007 (the “Separation Date”).  Executive and Employer agree, for all purposes, to announce and describe Executive’s separation as a voluntary resignation.

        2.    Salary Continuation; Other Benefits.

(a) Employer shall make 30 equal weekly payments of $3,605.75, less required withholding and deductions, to Executive commencing on September 14, 2007 and ending with the payment on April 11, 2008 (the foregoing period referred to herein as the “Term” of this Separation Agreement).  Executive will not be entitled to bonus or incentive compensation for the Employer’s fiscal year ended December 31, 2007 or thereafter.

(b)  At Employer’s expense, Executive will be continued in Employer’s health plan for the Term of this Separation Agreement at the same level and on the same terms as currently provided Executive.  Additional coverage may be available thereafter pursuant to the consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”).

(c)  Employer shall make available to Executive, at Employer’s expense, Employer’s standard outplacement service for up to six (6) months.

(d)  Employer shall reimburse Executive for all previously un-reimbursed business related expenses incurred by Executive through August 29, 2007, provided, that Executive submits to Employer proper receipts in accordance with Employer’s customary practice no later than September 7, 2007.

(e)  All other forms of compensation, insurances and other benefits, not expressly dealt with in this Section 3, shall terminate on the Separation Date.

        3.    Stock Options.  In accordance with the provisions of the Employer’s Stock Option Plans, Executive and Employer acknowledge that Executive has ninety (90) days from the Separation Date, or until November 28, 2007, to exercise his vested options in shares of Employer’s stock heretofore granted to him.

        4.    Release. (a) The parties agree and acknowledge that the consideration to be provided to Executive, as set forth above in Section 2, is being provided to extinguish and release all of Executive’s claims against Employer and any of its past, present or future parent companies, subsidiaries, affiliates, and all their respective past, present and future employees, officers, directors, trustees, shareholders, agents, and successors and assigns (collectively, “Releasees”), and that this consideration to be provided to Executive exceeds anything of value to which Executive would otherwise be entitled.

(b) For and in consideration of the promises and other valuable consideration paid to Executive pursuant to this Separation Agreement, Executive, for himself and for his heirs, executors, successors and assigns (collectively, “Releasors”), hereby releases and discharges the Releasees from any and all claims, demands, causes of action, and liabilities of any kind whatsoever, whether known or unknown, which the Releasors ever had, now have or may hereafter have against the Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter, except for those rights expressly reserved in this Separation Agreement.

(c) Without limiting the generality of Section 4(a) above or characterizing the nature of the Releasors’ claims, this document forever releases and discharges the Releasees from (i) any and all claims arising out of Executive’s employment with Employer; (ii) any and all claims (whether based on a federal, state or local statute, rule, regulation or court decision) including, but not limited to, claims under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement and Income Security Act, the Sarbanes-Oxley Act of 2002, the New York Human Rights Law, the New York Labor Law, and/or any other federal, state or local statute, rule, regulation or court decision; (iii) any and all claims for breach of contract; (iv) any and all claims for lost wages, bonuses, back pay, front pay, employee benefits, including severance pay, or for damages or injury of any type whatsoever, including, but not limited to, defamation, injury to reputation, intentional or negligent infliction of emotional distress, (whether arising by virtue of statute or common law, and whether based upon negligent or willful actions or omissions); and (v) any and all claims for compensatory or punitive damages, attorneys’ fees, costs and disbursements which the Releasors ever had, now have or hereafter can, shall or may have against the Releasees for, upon or by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date of the execution of this Separation Agreement by Executive, except for those rights expressly reserved in this Agreement.

(d) Notwithstanding any other provision of this Agreement, the Executive shall at all times be entitled to all rights of indemnification and advancement of expenses from Employer as authorized under Employer’s Certificate of Incorporation or By-Laws or applicable law, with respect to any action or proceeding to which Executive is made a party or threatened to be made a party by reason of the fact that Executive was an officer of the Employer or any affiliate of the Employer.

        5.    Future Claims.  (a) Except for Executive’s rights to enforce this Separation Agreement, Executive covenants, to the maximum extent permitted by law, that he shall not at any time hereafter commence, maintain,  prosecute, participate in, or permit to be filed by any other person on his behalf, any action, charge, complaint, suit or proceeding or any kind, before any court, administrative agency, or other tribunal, against any of the Releasees with respect to any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date of the execution of this Separation Agreement by Executive. The foregoing covenant shall not preclude Executive from testifying in a proceeding before a court or agency under compulsion of law, provided that Executive complies fully with Section 6(c) below.

(b) Executive further covenants, to the maximum extent permitted by law, that he shall not at any time hereafter provide information, support or assistance, directly or indirectly, to any individual or organization, in connection with any action, charge, complaint, suit or proceeding of any kind against Employer or any of the Releasees. The foregoing covenant shall not preclude Executive from testifying in a proceeding before a court or agency under compulsion of law, provided that Executive complies fully with Section 6(c) below.

(c) Executive agrees to give Employer notice of any and all attempts to compel disclosure of any information he is prohibited from disclosing by this Section 6. Executive shall provide written notice of an attempt to compel such disclosure as promptly as possible to Employer, and at least five (5) days before compliance with any subpoena or order is requested or required.

(d) Executive further covenants that he will not make to any person or entity any statement, whether written or oral, that directly or indirectly impugns the integrity of, or reflects negatively on, any of the Releasees, or that denigrates, disparages or results in detriment to any of the Releasees. The Releasees agree that they will not make to any person or entity any statement, whether written or oral, that directly or indirectly impugns the integrity of, or reflects negatively on Executive, or that denigrates, disparages, or results in detriment to Executive, except as any Releasee may be obligated to comply with SEC and other regulatory requirements. Employer agrees to give Executive notice of any and all attempts to compel disclosure of any information which is prohibited from disclosing by this Section 6. Employer shall provide written notice of an attempt to compel such disclosure as promptly as possible to Executive, and at least five (5) days before compliance is requested or required.

        6.    Confidentiality. (a) The existence and terms of this Separation Agreement are and shall be deemed confidential and shall not be disclosed by Executive or Employer, or any party acting on behalf of Executive or Employer, to any person or entity, except that: (i) Executive may disclose the terms of this Separation Agreement to his spouse, attorney, and tax and financial advisors, who will each be advised of the confidentiality of this Separation Agreement; and (ii) Employer may file such disclosure as appropriate to satisfy obligations imposed by federal securities laws.

                (b) Except pursuant to an order of a government body or court and as otherwise provided herein, and then only provided that Executive has complied with Section 6(c), neither Executive, nor any party or individual acting on his behalf, shall disclose to or discuss with any person or entity any information concerning (i) any matter relating directly or indirectly to his employment by Employer, (ii) any matter relating directly or indirectly to this Separation Agreement, (iii) the termination of Executive’s employment with Employer, or (iv) Employer’s Confidential Information.

(c) For purposes of this Separation Agreement, “Confidential Information” includes, but is not limited to, any and all records, files, reports, letters, memoranda, records, data, flowcharts, promotional materials, agreements, information, market studies and other secret, confidential or proprietary information of any nature relating to Employer, its affiliates and subsidiaries, and their parents, officers, board members, distributors, suppliers or employees, which is not generally available to the public.  In order to enforce compliance with this covenant, Executive acknowledges that the failure to comply with the provisions of this Separation Agreement will cause Employer irrevocable harm and that a remedy at law for such failure would be an inadequate remedy for Employer.  Therefore, Executive consents that Employer may obtain an order of specific performance, an injunction, a restraining order, or other equitable relief from a court or arbitrator having jurisdiction, including an award of reasonable attorney’s fees and costs.  The availability of equitable relief shall not preclude Employer from recovering any monetary damages to which it is entitled under applicable law.

        7.    Non-Competition.  In addition to any more restrictive obligation which Employee may have to the Employer, throughout the Term, Employee agrees that he will not, directly or indirectly, for his own account or as an agent, employee, officer, director, trustee, consultant or member, partner, shareholder or other equity holder of any corporation, firm, company, partnership or other entity (other than as an owner of 5% or less of any class of publicly traded securities):

(a) engage, whether directly or indirectly, as principal, owner, officer, director, agent, employee, consultant or partner, render any service or attempt to render any service, design, manufacture, sell, distribute or market or attempt to design, manufacture, sell, distribute or market any product or service, or engage in any business activity that is the same as, substantially similar to or otherwise competitive, directly or indirectly, with the Business (any such business being referred to hereinafter as “Restricted Business”) anywhere within North America; or

(b) call on or solicit Restricted Business from (x) any current customer of Employer, (y) any customer who has purchased products or services from Employer within 12 months prior to the date of this Separation Agreement, or (z) any customer who purchased products or services from Employer during the term of Employee’s employment with Employer; or

(c) employ or solicit the employment of any person who was employed by Employer or its affiliates on the date of this Separation Agreement or within six (6) months prior to such date.

        8.    Executive Cooperation.  Executive shall make himself available at reasonable times and places to:

(a) fully cooperate and assist with the transition of Executive’s duties and responsibilities;

                (b) fully cooperate and assist with any examination of the Employer conducted by regulatory authorities having jurisdiction over the Employer, including attendance at meetings and production of notes and records that may be in Executive’s possession;

                (c) fully cooperate and assist the Employer in any internal investigations or audits; and

                (d) provide consultative assistance to the Employer. Employer will reimburse Executive any reasonable out of pocket expenses associated with requests for assistance under this provision, including travel, lodging and meals.

        9.    Breach.  Any material breach by Executive of this Separation Agreement shall be considered a breach for which Employer shall be entitled to cease the payments and benefits described in Section 2 of this Separation Agreement after providing Executive with at least ten (10) calendar days written notice of such breach and Executive’s failure to cure such breach, in addition to any other remedies to which the Employer may be entitled by law.

        10.    SEC Reporting.  Executive acknowledges his obligation to report transactions in capital stock of Employer and agrees that for a period of six (6) months following the Separation Date, as provided in Section 1, he will furnish timely information of any such transactions to Employer.

        11.    Non-Disparagement.  Each of Executive and Employer agrees that he or it shall not make to any person or entity any statement, whether written or oral, that directly or indirectly, impugns the integrity of, or reflects negatively on, the other or that denigrates or disparages the other party.

        12.    Unenforceability.  If any provision of this Separation Agreement is held to be illegal, void or unenforceable, such provisions shall have no effect upon, and shall not impair the legality or enforceability of, any other provision of this Separation Agreement.

        13.    Binding Effect.  This Separation Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, representatives, successors and assigns.

        14.    No Admission.  The making of this Separation Agreement is not intended, and shall not be construed, as any admission that Employer or any of the Releasees has violated any federal, state, or local law, or has committed any wrong against Executive or any other person or entity.

        15.    Opportunity to Review.  Executive acknowledges and warrants that:

                (a) He has had the opportunity to consider, up to twenty-one days, the terms and provisions of this Separation Agreement;

(b) He has been advised by Employer in this writing to consult, and has had adequate opportunity to consult with, an attorney of his choosing prior to executing this Separation Agreement;

(c) He has carefully read this Separation Agreement in its entirety, has had an opportunity to have its provisions explained to him by an attorney of his choosing, and fully understands the significance of all of its terms and provisions; and

(d) He is signing this Agreement voluntarily and of his own free will and assents to all of the terms and conditions contained herein.

         16.    Effective Date.  This Separation Agreement shall not become effective until the eighth day following its execution by Employee (the “Effective Date”). Employee shall have the right to revoke this Separation Agreement for a period of seven (7) days following his execution of this Separation Agreement by giving written notice by personal delivery of such revocation to Employer’s Chief Executive Officer.  If Executive revokes this Separation Agreement prior to the Effective Date, the promises and obligations contained herein shall be null and void.

        17.    Entire Agreement.  This Separation Agreement is the entire agreement between the parties with respect to the subject matter hereof, and the duties, compensation and benefits of Executive; and, except as otherwise specifically provided herein, supersedes all prior communications, representations, agreements, understandings, plans and arrangements between the parties, whether oral or written.

        18.    Return of Employer Property.  Executive agrees to return immediately all Employer’s property in Executive’s custody or possession, whether created by Executive or others, including but not limited to any keys or electronic cards providing access to any of Employer’s facilities, personal or laptop computers, handheld computers, the originals and all copies, including electronic, of all documents, files, reports, letters, memoranda, records, data, flow charts, promotional materials, agreements, market studies and other tangible material containing confidential or proprietary information concerning the Employer, its customers, affiliates, subsidiaries, officers, board members or employees.

        19.    Return of Executive Property.  Employer agrees to return immediately all Executive’s property currently in Employer’s custody or possession, including but not limited to any files (physical or electronic) regarding personal investments and entities for which the Executive is a member of such entities’ Boards of Directors or otherwise associated with, stock certificates, books and reference materials.

        20.    Responses to Prospective Employer’s Inquiries Regarding Executive.  The Employer will promptly respond to inquiries from prospective employers regarding the Executive and such responses shall be limited to: confirming that the Executive voluntarily resigned his position with Employer; confirming dates of service; confirming salary levels; confirming duties and titles. In the course of such response(s) Employer shall be mindful of Section 11 of this Agreement.

        21.    Choice of Law.  This Separation Agreement, Waiver and Release is to be construed at all times in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed within such State.

        22.    Severability.  If any provision of this Separation Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect.  The illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Separation Agreement; provided, however, that, upon any finding by a court of competent jurisdiction that the release provided for by Section 4 of this Separation Agreement is illegal, void, or unenforceable or not entered into knowingly and voluntarily, Executive agrees, at Employer’s option, either to return promptly to Employer the payments paid to Executive pursuant to this Separation Agreement or to execute a release, waiver and/or covenant that is legal and enforceable.

        IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement.

/s/ Larry N. Kessler

MOD-PAC CORP.
Larry Kessler

Date:

9/17/2007

By:  /s/ Daniel G. Keane

Daniel G. Keane

President and CEO

Date:

9/17/2007